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December 7, 2006

PUBLIC SERVICE ENTERPRISE GROUP ANNOUNCES

CHANGES IN ITS SENIOR LEADERSHIP

New Presidents Named for Four Businesses

As Company Emphasizes Focus on Operational Excellence

To Improve Financial Strength

Public Service Enterprise Group (PSEG) today announced a series of changes in its corporate leadership and organization structure. The moves include the naming of new presidents for four businesses – PSEG Energy Holdings, PSEG Global, PSEG Energy Resources & Trade and PSEG Services.

“The new leadership team’s mandate is to focus on operational excellence as the means to improve PSEG’s financial strength and effectively pursue a long-term strategy that will benefit employees, shareholders, customers and the communities we serve,” said Ralph Izzo, who became president and chief operating officer of PSEG on October 1. “The changes will also refocus PSEG’s operating businesses to better concentrate on managing their assets. In addition, the changes will enable the company to take more strategic advantage of the considerable expertise in our corporate support functions.”

Izzo, who was also elected to PSEG’s Board of Directors, is positioned to become chief executive officer upon the retirement of E. James Ferland, now planned for March 31, 2007.

“The senior leaders being announced today and others who will be appointed in the near future will be charged with leading PSEG to the forefront of the electric and gas generation and delivery industry,” Izzo said.

The new leadership team will strive to position PSEG as an industry thought leader, he said. “We will use cutting edge technology to enhance service to our customers. We will engage in public policy discussions to find ways to improve the environment. And we will concentrate on the development of an outstanding workforce by partnering with higher education institutions and recruiting new and diverse talent.”

Izzo said today’s announcements represent the first major step in restaffing PSEG following the termination of merger plans with Exelon in September. At that time, PSEG had about 800 open positions, due to retirements or resignations, and it currently expects to fill 60% of the vacancies over the next several months, preserving many of the efficiencies that the company gained during the merger, he said.

In unveiling the new team, Izzo said there are 18 newly named vice presidents. “Several of them are replacing officers who delayed planned retirements to help keep the company functioning extremely well during the 21-month merger process,” he said. “We greatly appreciate the loyalty and fine work of these officers who are now retiring.”

Izzo said vacancies created by the pending retirements and the earlier departure of other employees from positions left unfilled during the merger effort presented both a challenge and opportunity for PSEG.

“The challenge is to continue our positive performance trajectory, and the opportunity is to reward good internal performers and inject new talent from outside the company,” he said. “I am particularly pleased that the new team reflects our continuing commitment to increasing the representation of women and minorities in officer positions. My aim is to further enhance the number with additional leadership appointments expected over the next weeks and months.”

“In rethinking the company, we have and will continue to complement our existing, very strong base of 9,000 employees with new and diverse talent,” Izzo emphasized.

The newly named business leaders are:

-Thomas M. O’Flynn as president and chief operating officer of PSEG Energy Holdings. He will succeed Robert J. Dougherty Jr., who is retiring in February to pursue a law degree. O’Flynn remains PSEG’s executive vice president and chief financial officer.

-Matthew J. McGrath as president of PSEG Global. He has been Global’s vice president, chief operating officer and general counsel.

-Kevin J. Quinn as president of PSEG Energy Resources & Trade. He has been vice president-corporate planning. He will replace Steven R. Teitelman, who is retiring in January.

-Elbert C. Simpson as president and chief operating officer of PSEG Services. Simpson has been senior vice president-information technology and chief information officer. He will succeed Robert E. Busch, who is also retiring in January.

Izzo said these four business leaders will be part of an executive team that will develop and execute the strategic direction of PSEG. Others on the team are: Ralph LaRossa, president and chief operating officer, Public Service Electric and Gas Company (PSE&G): Frank Cassidy, president and chief operating officer, PSEG Power; Michael J. Thomson, president, PSEG Fossil; Eileen A. Moran, president, PSEG Resources; R. Edwin Selover, executive vice president and general counsel, PSEG, and Margaret M. Pego, senior vice president and chief human resources officer, PSEG Services.

The senior leaders named in the leadership reorganization will assume their new responsibilities on December 11, except for those filling positions held by officers noted as retiring in January or February.

For a list of PSEG’s senior leadership, visit PSEG’s corporate website: http://www.pseg.com/executives

Corporate Profile

Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $12 billion, and three principal subsidiaries: PSEG Power, PSEG Energy Holdings, and Public Service Electric and Gas Company (PSE&G). PSEG Power, one of the largest independent power producers in the U.S. has three main subsidiaries: PSEG Fossil LLC, PSEG Nuclear LLC, and PSEG Energy Resources & Trade LLC. PSEG Energy Holdings has two main unregulated energy-related businesses: PSEG Global and PSEG Resources. PSE&G, New Jersey’s oldest and largest regulated gas and electric delivery utility, serves nearly three-quarters of the state’s population and is the winner of the ReliabilityOne National Achievement Award for superior electric system reliability in 2005 and again in 2006. PSEG Services provides corporate support to the operating businesses.

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